Exhibit 99.4
Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain "adjusted" financial information and metrics in this Form 8-K and exhibits. Such measures have been adjusted to exclude the gain on sale recognized in our Condensed Consolidated Statement of Earnings in the first quarter of 2024 related to the disposition of Pets Best. These adjusted financial measures are not measures presented in accordance with GAAP. We believe the presentation of these adjusted financial measures is useful to investors as it provides more meaningful measures of the Company's ongoing performance. The reconciliations of these adjusted financial measures to the comparable GAAP financial measures are included in the detailed financial tables included in Exhibit 99.2.
In addition, we also present certain capital measures in this Form 8-K and exhibits. Our “fully-phased Tier 1 Capital and Credit Loss Reserve Ratio” is not required by regulators to be disclosed, and therefore is considered a non-GAAP measure. We believe this ratio is a useful measure to investors as it provides a meaningful measure of what the Company’s total loss absorption capacity would be if the transitional rules currently in effect, which permit the temporary deferral of the regulatory capital effects of CECL, were no longer available for us to apply.
We also present measures we refer to as “return on tangible common equity” and “tangible book value per share” in this Form 8-K and exhibits. Tangible book value per share is calculated based on tangible common equity divided by common shares outstanding. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity, and tangible book value per share, are more meaningful measures to investors of the net asset value of the Company.
The reconciliations of these capital and equity related non-GAAP measures to the applicable comparable GAAP financial measures are included in the detailed financial tables included in Exhibit 99.2.